Exhibit 10.2

DATED 3rd July 2009

VIRGIN MEDIA LIMITED

and

NEIL BERKETT

SERVICE AGREEMENT

Virgin Media Limited
160 Great Portland Street
London  W1W 5QA

CONTENTS

Clause	Page

1	DEFINITIONS AND INTERPRETATION	1
2	TERM OF EMPLOYMENT	2
3	DUTIES	2
4	HOURS OF WORK	3
5	GRATUITIES	4
6	CODES OF CONDUCT	4
7	REMUNERATION	5
8	PENSION SCHEME	6
9	OTHER BENEFITS	6
10	COMPANY CAR ALLOWANCE	7
11	EXPENSES	8
12	ANNUAL LEAVE	8
13	ILLNESS	8
14	RESTRICTIONS DURING EMPLOYMENT	9
15	INTELLECTUAL PROPERTY	9
16	CONFIDENTIALITY	10
17	DATA PROTECTION	11
18	DEDUCTIONS FROM SALARY	11
19	HEALTH AND SAFETY	12
20	ENTITLEMENT TO WORK IN THE UK	12
21	MONITORING	12
22	TERMINATION OF EMPLOYMENT	12
23	SUSPENSION AND GARDEN LEAVE	14
24	TERMINATION AND RETURN OF COMPANY PROPERTY	15
25	RECONSTRUCTION OR AMALGAMATION	16
26	RESTRICTIONS AFTER EMPLOYMENT	16
27	SEVERABILITY	19
28	THIRD PARTIES	19
29	NOTICES	20
30	STATUTORY INFORMATION	20
31	MISCELLANEOUS	20
32	CHANGES TO TERMS AND CONDITIONS	21

SCHEDULE 1	22
SCHEDULE 2	23
SCHEDULE 3	24
SCHEDULE 4	25

THIS DEED is made on 3rd July 2009

BETWEEN:

(1)	Virgin Media Limited whose registered office is at 160 Great Portland Street, London, W1W 5QA (the “Company”); and

(2)           Neil Berkett  (the “Executive”).

RECITAL

The Company shall employ the Executive and the Executive shall serve the Parent as Chief Executive Officer on the following terms and subject to the following conditions (the “Agreement”):

NOW THIS DEED WITNESSES:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

“Board”

the board of directors from time to time of any Group Company as the case may be (including any committee of the board duly appointed by it);

“Change in Control”

as defined in Schedule 4;

“Compensation Committee”

the Compensation Committee of the Parent;

“Garden Leave”

any period during which the Company has exercised its rights under clause 23.2; and

“Group”

the Company, its holding company (as defined in Section 736 of the Companies Act 1985) (including, without limitation, Virgin Media Inc.) and its group undertakings (as defined in Sections 258 and 259 of the Companies Act 1985) from time to time and “Group Company” means any one of them.

“Parent”

Virgin Media Inc., a Delaware corporation, and any successor thereto;

“Previous Agreement”

the Deed dated as of 7 May 2008 between Virgin Media Limited and the Executive, as amended; and

“Termination without Cause” as defined in Schedule 4.

1.2	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.3	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.4	References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

1.5	Where appropriate, references to the Executive include his personal representatives.

2	TERM OF EMPLOYMENT

2.1
The employment of the Executive  shall be deemed to have commenced on 26 September 2005 and (subject to termination as provided below) shall be for an indefinite period terminable by the Company giving the Executive 30 days notice in writing and by the Executive giving the Company six months notice in writing. Effective as of the date hereof, the Previous Agreement is suspended and shall no longer be in force.

2.2	Notwithstanding clause 2.1 above the employment of the Executive shall automatically terminate on the day when the Executive reaches age 65.

2.3
The Executive represents and warrants that he is not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or performing his duties under it and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result of any claim that he is in breach of any such obligations.

2.4	So long as the Executive is employed as Chief Executive Officer, he shall not, without consent of the Parent, resign his position as a member of the board of directors of the Parent.

3	DUTIES

3.1	The Executive shall during his employment under this Agreement:

3.1.1
perform the duties and exercise the powers which the Company may from time to time properly assign to him in his capacity as Chief Executive Officer or in connection with the conduct and management of the business of any Group Company (including serving on the board of such Group Company or on any other executive body or any committee of such a company);

3.1.2
do all in his power to promote, develop and protect the business of the Group and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Group;

3.1.3	devote the whole of his working time and attention to the duties assigned to him;

3.1.4	faithfully and diligently serve the Group;

3.1.5	act in the best interests of the Group;

3.1.6	comply with his fiduciary duties;

3.1.7	not enter into any arrangement on behalf of the Group which is outside its normal course of business or his normal duties or which contains unusual or onerous terms; and

3.1.8
report the wrongdoing (including acts of misconduct, dishonesty, breaches of contract, fiduciary duty, company rules or the rules of the relevant regulatory bodies) whether committed, contemplated or discussed by any other director or member of staff of any Group Company of which the Executive was aware to the General Counsel or to the Chief People Officer if it involves the General Counsel immediately, irrespective of whether this may involve some degree of self incrimination.

3.2
The Executive shall give to the Board of the Parent such information regarding the affairs of the Group as it shall require, and in any event, report regularly and keep the Board of the Parent informed.

3.3
The Executive shall carry out his duties and exercise his powers jointly with any other executive(s) appointed by the Board of the Parent and / or the Company to act jointly with him and the Board of the Parent may at any time require the Executive to cease performing or exercising the said or any duties or powers.

3.4
The Executive’s normal place of work will be Bartley Wood Business Park, Bartley Way, Hook (and the London office as required). The Executive agrees that he may however work in any place within the United Kingdom, which the Company may reasonably require and he may be required to travel abroad when required by the Group for the proper performance of his duties.

4	HOURS OF WORK

4.1
The Executive will comply with the Group's normal hours of work and will also work such additional hours as are reasonably necessary to perform his duties. He will not receive any further remuneration for any hours worked in addition to the normal working hours.

4.2
The Executive agrees that the performance of his duties pursuant to this Agreement may require him to work more than 48 hours per week and consents to opt out of that part of the Working Time Regulations 1998 which limits the working week to a maximum of 48 hours averaged over 17 weeks. The Executive may withdraw this consent to work more than 48 hours per week by giving not less than three months' notice to the General Counsel or Chief People Officer.

5	GRATUITIES

5.1
The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who has or is having or is likely to have a business relationship with any Group Company unless the gratuity is of minimal value and only made on an occasional basis.

5.2
Notwithstanding clause 5.1 above, the Executive shall register any such gratuity on the Gifts and Hospitality Register, whether or not any such gift or hospitality is accepted. Details of the Gifts and Hospitality Register are available from Human Resources or via the Group Risk and Human Resources intranet sites.

6	CODES OF CONDUCT

6.1
The Executive shall comply (and procure that his spouse and minor children shall comply) with all applicable rules and regulations of the NASDAQ Exchange and the laws of the United States of America applicable to any Group Company, including without limitation the regulations of the U.S. Securities and Exchange Commission, and any other codes, rules or regulations of any other relevant regulatory authority in the UK, USA or any other relevant jurisdiction from time to time in relation to the holding or trading of shares, debentures or other securities.

6.2
The Executive shall comply with any Codes of Conduct of the Group (including but not limited to the Group’s Code of Conduct together with the Code of Ethics for Principle Executive and Senior Officers of Virgin Media Inc. and Virgin Media Investment Holdings Limited and the Group's Insider Trading Policy) from time to time in force and any other relevant regulatory authority. The Company may require from time to time questionnaires or other forms to be completed by the Executive in connection with these Codes of Conduct and other policies; the Executive agrees to complete these forms in a timely fashion.

6.3
The Executive shall sign the Group’s Certificate of Compliance in relation to any such codes; a copy of the Certificate is appended to this Agreement under Schedule 3. In the event that the Company requires further certifications, the Executive agrees to comply in a timely fashion.

7	REMUNERATION

7.1
The Company shall pay to the Executive a salary at the rate of five hundred and fifty thousand pounds (£550,000) gross per year subject to deductions for income tax and national insurance contributions and inclusive of any fees payable to him by reason of his holding any Office in any Group Company.

7.2	The Executive’s salary shall accrue from day to day and be payable by equal monthly instalments in arrears on or about the 26th of each month.

7.3
The Executive’s salary shall be reviewed once in every year. The undertaking of a salary review does not confer a contractual right (whether express or implied) to any increase in salary and the Executive acknowledges that any salary increase is at the discretion of the Company.

7.4
The Executive is eligible to participate in such bonus scheme as the Group may from time to time nominate subject to the rules of such scheme as amended from time to time. The payment of any bonus together with any amount payable is at the Group’s absolute discretion and may from time to time be determined by the Group.  A bonus if awarded may be in cash, shares (restricted or otherwise) of Virgin Media Inc or options or phantom options over such shares or a mixture thereof at the discretion of the Compensation Committee.  Any bonus payment will not be part of the contractual remuneration or fixed salary hereunder. Details of the bonus scheme will be communicated to the Executive separately.

7.5
The entitlement to and payment of any bonus is conditional upon the Executive being employed and not having given notice on the last calendar day of the month in which the bonus is paid (currently March). The Executive acknowledges that the termination of the Executive’s employment whether lawful or unlawful prior to the last calendar day of the relevant bonus period shall not in any circumstance give rise to a claim by the Executive for compensation in lieu of such bonus or compensation to cover the loss of opportunity to earn such bonus. In the event that the Company improves this policy for senior executives, it will consider application of that policy to the Executive.

7.6
The Executive shall be eligible to participate in such incentive plans upon such terms as the Compensation Committee of the Parent shall determine from time to time.  The terms of the performance based restricted stock award granted in connection with the execution of this Agreement are summarised in Schedule 1.

7.7
If the Compensation Committee determines that the Executive’s gross negligence, fraud or other misconduct has contributed to the Group having to restate all or a portion of its financial statements the Compensation Committee of Virgin Media Inc. may if it determines in its sole judgment that it is in the Group's interest to do so require reimbursement by the Executive of any payment made under any bonus scheme where: (1) the payment under that bonus scheme was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Group financial statements filed with the Securities and Exchange Commission and/or the satisfaction of financial results or other performance metric criteria which the Compensation Committee subsequently determined were materially inaccurate; (2) the Compensation Committee determines that the Executive’s gross negligence, fraud or other misconduct contributed to the need for the restatement and/or inaccuracy; and (3) a lower bonus payment or award would have been made to the Executive based upon the restated financial results or accurate financial results or performance metric criteria. In any such case the Compensation Committee may, to the extent permitted by applicable law, recover from the Executive, whether or not he remains in employment with the Group, the amount by which the Executive’s bonus payment/award for the relevant period exceeded the lower payment/award, if any, that would have been made based on the restated financial results or accurate financial results or performance metric criteria. The Executive agrees that he will upon demand by the Group repay to the Group the sum so demanded within 21 days of receiving the demand for payment and whether or not he remains the employee of the Group together with interest whichever is the greater of 5% or 1% above the Bank of England minimum lending rate from time to time from the date of the bonus payment or award to the date of actual repayment.

8	PENSION SCHEME

8.1
The Executive will be eligible to become a member of the Company’s group pension plan (“Pension Plan”), to which the Company shall contribute the amount of 20% of base salary in accordance with rules of the Pension Plan and any applicable prevailing Company limits, as amended from time to time and subject to the approval of the Compensation Committee. The Executive will be contracted into the State Second Pension (S2P) unless the Executive opts to contract-out or contracting-out is a requirement of the Executive’s plan. The Executive’s contributions will be deducted from monthly salary payments and passed on to the Pension Plan provider. At any time the Company may elect to suspend or terminate operation of the Pension Plan and replace them with another arrangement(s). An outline description of the terms of the Pension Plan, are set out in a member’s guide. A copy of this document is available from Human Resources or may be available on the Group intranet site.

9	OTHER BENEFITS

9.1	The Executive may participate in the following schemes:

9.1.1
a private medical expenses scheme providing such cover for the Executive and his spouse/partner and children as defined in the rules of the scheme as the Company may from time to time notify to the Executive. This benefit will be subject to deduction of tax in line with HM Revenue & Customs requirements;

9.1.2
a private dental insurance scheme providing such cover for the Executive and his spouse/partner as the Company may from time to time notify to the Executive. This benefit will be subject to the deduction of tax in line with HM Revenue & Customs requirements

9.1.3	subject to the applicable waiting period, a salary continuance or long-term disability insurance scheme providing such cover for the Executive as the Company may from time to time notify to him;

9.1.4
a life insurance scheme under which a lump sum benefit shall be payable on the Executive’s death while this Agreement continues; the benefit of which shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of the Executive’s wishes delivered to the trustees before his death. The benefit is equal to 4 times the Executive’s annual gross earnings at his death but annual gross earnings for this purpose shall not exceed the relevant limits prescribed by the Company from time to time. The Executive is required to complete all necessary paperwork to ensure eligibility to full benefit under the scheme. The Company accepts no liability should full payment not be made on the basis that the Executive has failed to complete the requisite paperwork. The Executive may be required to undergo examinations by a medical examiner appointed or approved by the Company in connection with the operation of the scheme; and/or

9.1.5	a personal accident insurance scheme providing such cover for the Executive as the Company may from time to time notify to him.

9.2
Benefits under any insurance scheme shall be subject to the rules of the scheme(s) and the terms of any applicable insurance policy and are conditional upon the Executive complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements shall be provided to the Executive on request. The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme. The Company reserves the right to amend or withdraw any insurance scheme at its discretion from time to time.

9.3
Any insurance scheme which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time.

9.4
The provision of any insurance scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions of this Agreement even if to do so would deprive the Executive of membership of or cover under any such scheme.

10	COMPANY CAR ALLOWANCE

10.1
The Company shall provide the Executive with a non-pensionable car allowance of £1,041.66 gross per month payable monthly in arrears (£12,500 annually), together with payment of salary pursuant to clause 7. Full details are contained in the Perk Car Policy which is available on the Group intranet site. The Company reserves the right to review and amend these policies at any time. It is a condition of the Executive’s employment that the Executive retains a current full driving licence (valid in the UK) and complies with the rules of the prevailing Perk Car Policy. If the Executive fails to comply with these rules or is disqualified from driving for any period, the Company reserves the right to dismiss the Executive immediately without compensation in accordance with the Company’s Disciplinary Policy and Procedures.

11	EXPENSES

The Company shall reimburse or procure that the Executive is reimbursed all expenses properly incurred in accordance with the Company’s Travel and Expenses policy in force from time to time and available on the Group intranet site or from Human Resources.

12	ANNUAL LEAVE

12.1	The Executive is entitled to 28 days holiday with pay every calendar year in addition to bank and other public holidays. The Company’s holiday year runs from 1 January to 31 December.

12.2
The Company may refuse to allow the Executive to take holiday in circumstances where it would be inconvenient to the business (including bank or public holidays). The Company reserves the right to refuse holiday (including holiday that has previously been approved) up to and including the day before the holiday is due to be taken. In such circumstances the Company will however attempt to give as much notice as reasonably possible.

12.3
If either party serves notice to terminate the employment the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period (whether or not the Company has exercised its rights under clause 23.2).

12.4	In all other respects unless detailed above, the Executive is subject to the terms of the Company’s annual leave policy which is available on the Group intranet site or from Human Resources.

13	ILLNESS

13.1
If the Executive is absent from work due to sickness or injury, the Executive may be eligible for Company sick pay, which is payable at the Company’s absolute discretion. Subject to this discretion and provided the Executive complies with the Sickness Absence Policy requirements, the Executive will be paid according to the Executive’s normal basic salary rate. Further details are set out in the Company’s Sickness Absence Policy which is available on the Group intranet site or can be obtained from Human Resources.

13.2
If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he shall immediately pay that part of such amount to the Company which relates to loss of earnings for the period during which he was paid by the Company but unable to perform his duties under the Agreement.

13.3
The Company shall be entitled to require the Executive to undergo examinations from time to time by a medical adviser appointed or approved by the Company and the Executive authorises the medical adviser and/or will provide such consents as are necessary to disclose to the Company the results of such examinations.

14	RESTRICTIONS DURING EMPLOYMENT

14.1
The Executive shall not during his employment with the Company and warrants to the Company that as at the date of this agreement he is not (save as a representative of the Company or with the prior written approval of the General Counsel) whether directly or indirectly, paid or unpaid, be engaged or concerned in the conduct of, be or become an employee, agent, partner, consultant or director of or assist or have any financial interest in any other actual or prospective business or profession which is similar to or in competition with the business carried on by any Group Company or which may reasonably be thought by the Company to interfere, conflict or compete with the proper performance of the Executive's obligations to the Group. The Executive may not hold any office as a director or chairman of another company without the prior written consent of the Company. In any event, the Executive may not be the chairman of a FTSE 100 company or be a non-executive director of more than one such company.

14.2
The Executive shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange provided that any such holding shall not exceed one per cent of the issued share capital of the company concerned and is held by way of bona fide investment only ("Investment").

14.3
The Executive shall disclose to the Company any matters relating to his spouse or civil partner (or anyone living as such), their children, stepchildren, parents or any trust or firm whose affairs or actions he controls which, if they applied to the Executive, would contravene clauses 14.1 or 14.2 to the extent that he has actual knowledge of such matters.

15	INTELLECTUAL PROPERTY

15.1
“Intellectual Property Rights” means any patents, trade marks, service marks, design rights, registered designs, applications for any of the foregoing, copyright, database rights, know-how and other similar rights or obligations whether registrable or not in any country.

15.2
The parties agree that any Intellectual Property Rights in any material or invention that the Executive creates (or participates in creating) in the course of business (“Company IPR”) shall vest in the Company.

15.3
The Executive hereby assigns to the Company with full title guarantee and, when appropriate, by way of future assignment, all his rights in the Company IPR for the full term thereof throughout the world. The Executive must complete whatever documents or take whatever action the Company may request from time to time, both during and after the termination of the Executive’s employment, to obtain any applicable registrations and to confirm that all Company IPR vests in the Company.

15.4
The Executive waives all moral rights (whether arising under Chapter IV of the Copyright, Designs and Patents Act 1988 or otherwise, to the extent permissible under law) in works to which clause 15.2 applies.

15.5
The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of this clause.

16	CONFIDENTIALITY

16.1
Without prejudice to his common law duties, the Executive shall not (save in the proper course of his duties, as required by law or as authorised by the Company) use or communicate to any person (and shall use his best endeavours to prevent the use or communication of) any trade or business secrets or confidential information of or relating to any Group Company (including but not limited to details of actual or potential customers, employees, consultants, suppliers, designs, products, product applications, trade arrangements, terms of business, customer requirements, operating systems, sales information, marketing information or strategies, manufacturing processes, software, disputes, commission or bonus arrangements, pricing and fee arrangements and structures, business plans, financial information, inventions, research and development activities, personal or sensitive personal data and anything marked or treated as confidential) which he creates, develops, receives or obtains while in the service of any Group Company. This restriction shall continue to apply after the termination of the Executive's employment howsoever arising without limit in time.

16.2
Reference to confidential information in this clause 16 shall not include information which is in the public domain at the time of its disclosure or which comes into the public domain after its disclosure otherwise than by reason of a breach of this agreement, information which was already demonstrably known to the receiving party at the date of disclosure and had not been received in confidence from the Company or information which is required to be disclosed as a matter of law. It shall include information in the public domain for so long as the Executive is in a position to use such information more readily than others who have not worked for the Company.

16.3
During his employment the Executive shall not make (other than for the benefit of the Company) any record (whether on paper, computer memory, disc or otherwise) relating to any matter within the scope of the business of any Group Company or their customers and suppliers or concerning its or their dealings or affairs or (either during his employment or afterwards) use such records (or allow them to be used) other than for the benefit of the relevant Group Company. All such records (and any copies of them) shall belong to the relevant Group Company and shall be handed over to the General Counsel or Chief People Officer by the Executive on the termination of his employment or at any time during his employment at the request of the Company.

16.4
The Executive shall not during his employment either directly or indirectly publish any opinion, fact or material on any matter within the scope of the business of any Group Company (whether confidential or not) which might reasonably be expected to have a material adverse effect on any Group Company without the prior written approval of the General Counsel.

16.5
Nothing in this clause shall prevent the Executive from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in the appropriate way to an appropriate person having regard to the provisions of the Act and he has first fully complied with the Company's procedures relating to such disclosures.

17	DATA PROTECTION

17.1
In accordance with the Data Protection Act 1998, the Group will hold and process the information it collects relating to the Executive in the course of the Executive’s employment for the purposes of employee administration, statistical and record keeping purposes. This may include information relating to the Executive’s physical or mental health. Some of the Executive’s information may be processed outside the European Economic Area. Such information will be treated confidentially and will only be available to authorised persons.

17.2
When dealing with data relating to the Company’s business, the Executive is required to comply with the Company’s Data Protection Policy as in effect from time to time, which can be obtained from the Group Compliance Officer. In connection with any litigation, investigation or government proceeding, the Executive may be required to appear as a witness, be deposed and/or sign affidavits. In addition, the Executive’s email accounts used for any business purpose may be subject to search, in accordance with applicable law.

18	DEDUCTIONS FROM SALARY

The Company reserves the right at any time during the Executive’s employment, or on termination of this Agreement to deduct from salary any overpayment made and/or monies owed to the Company by the Executive. This includes but is not limited to:

•	any excess holiday;

•	outstanding loans;

•	advances;

•	relocation costs;

•
monies owed to the Company in connection with any Company car, including parking fines and any related administration costs for which the Executive is responsible and which are incurred in a vehicle provided by the Company, (either company vehicle or hire car) whilst in the Executive’s control; and

•	the cost of repairing any damage or loss to property provided by the Company.

This clause will not apply to any sums or benefits due to the Executive by virtue of the Executive’s membership of the Company Pension Plan.

19	HEALTH AND SAFETY

The Company is committed to ensuring, so far as reasonably practicable, that the workplace of every employee is safe, does not pose a risk to health and does not cause damage to the environment. The Executive is therefore required to familiarise himself with the responsibilities as outlined in the current Company’s Health and Safety Policy, Environment Policy, Safety Standards booklet (NT PO90) and Safety Information Sheets. The current version is available on the Group intranet site or can be obtained from the Health and Safety Group.

20	ENTITLEMENT TO WORK IN THE UK

The Executive’s employment is conditional upon the Executive being legally entitled to live and work in the UK. If the Executive’s status changes and the Executive is no longer entitled to live or work in the UK, the Executive’s employment will be terminated without notice or payment in lieu of notice.

21	MONITORING

The Executive acknowledges that the Company may monitor messages sent and received via email, SMS, the Internet and voicemail systems to ensure that the Executive is complying with the Company’s policy for use by its employees of these systems.

22	TERMINATION OF EMPLOYMENT

22.1
The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given by the Company or the Executive under clause 2 above) terminate the Executive’s employment with immediate effect and make a payment in lieu of notice (subject to clause 22.5). This payment shall be equal to a lump-sum severance equal to the Executive’s base salary at the time of the notice times 2 and is payable by the Company as soon as practicable following the Executive’s execution and delivery of a general release of claims and any applicable revocation period. No other payments shall apply in respect of pension, car allowance, accrued bonus or otherwise. (For greater certainty, to avoid double-counting, if a payment is made under this clause 22.1 no payment shall be made under clause 22.5 and vice versa.)

22.2	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice (and the Executive will not be entitled to any payment under clause 22.1) if the Executive:

22.2.1
is guilty of any serious misconduct (including but not limited to any such act set out within the Company’s disciplinary policy from time to time or in any code of conduct) or any other conduct which affects or is likely to affect prejudicially the interests of any Group Company to which he is required to render services under this Agreement;

22.2.2	fails or neglects efficiently and diligently to discharge his duties or commits any serious or repeated breach or non-observance by the Executive of any of the provisions contained in this Agreement;

22.2.3	has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors;

22.2.4
is convicted or charged with any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

22.2.5	is disqualified from holding office in another company by reason of an order of a court of competent jurisdiction;

22.2.6	shall become of unsound mind or become a patient under the Mental Health Act 1983;

22.2.7	is convicted of an offence under the Criminal Justice Act 1993 in relation to insider dealings or under any other present or future statutory enactment or regulations relating to insider dealings;

22.2.8
is in violation of the rules and regulations of the U.S. Securities and Exchange Commission or relevant U.S. securities laws, or the rules and regulations of the NASDAQ Exchange or any other exchange on which any Group Company's securities may be listed;

22.2.9	ceases to be a director of the Company otherwise than at the request of the Company;

22.2.10	is no longer legally entitled to live and/or work in the UK;

22.2.11
does anything (in the course of his duties or otherwise) which (in the reasonable opinion of the Board of the Parent) does actually or might reasonably be expected to bring himself or any Group Company into disrepute; and/or

22.2.12	acts in a way which is in the reasonable opinion of the Company materially adverse to the interests of the Company.

22.3	Any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof.

22.4
In the event that a Change in Control occurs and the Executive is terminated in a Termination without Cause during the period commencing on the date of the Change in Control and ending on the first anniversary thereof then:

22.4.1
the Company will as soon as practicable following the Executive’s execution and delivery of a general release of claims and following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to the Executive’s base salary at the time of the Change in Control times 2; and

22.4.2
the provisions of this clause 22.4 will apply exclusively and no other termination payments or notice will apply, notwithstanding any other provision hereof and in the event that any other severance, notice or other payment has been made to the Executive prior to the payment required under this clause 22.4, such prior payment amount shall be deducted from the amounts payable under clause (i) to avoid double-counting.

In order for the provisions of this clause 22.4 to apply, the Executive must provide the Company with 10 days’ notice of the Executive’s claim that a payment is due hereunder, and such notice shall describe the facts and circumstances in support of such claim in reasonable detail. The Company shall have 10 days thereafter to cure such facts and circumstances if possible.

22.5
Notwithstanding anything to the contrary in this Agreement, the Company may assign the Executive’s employment to Virgin Media Inc. (or its successor) or another Group Company reasonably comparable or superior to the Company within the overall corporate structure and such assignment will not constitute termination of employment hereunder and the Executive agrees to execute any and all documents necessary or reasonable to accomplish the foregoing.

23	SUSPENSION AND GARDEN LEAVE

23.1	The Company may suspend the Executive on full pay to allow the Company to investigate any complaint made against the Executive in relation to his employment with the Company.

23.2
Provided that the Executive continues to enjoy his full contractual benefits and receive his pay in accordance with this Agreement (provided however that consideration for a bonus under clauses 7.4 and 7.5 is at the discretion of the Compensation Committee of the Board of the Parent), the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after the Executive or the Company has given notice of termination to the other, without breaching this Agreement or incurring any liability or giving rise to any claim against it:

23.2.1	exclude the Executive from the premises of the Group;

23.2.2	require the Executive to carry out only specified duties (consistent with his status, role and experience) or to carry out no duties;

23.2.3	announce to any or all of its employees, suppliers, customers and business partners that the Executive has been given notice of termination or has resigned (as the case may be);

23.2.4
prohibit the Executive from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Group until his employment has terminated except to the extent he is authorised to do so by his manager in writing;

23.2.5	require the Executive to resign his directorship of any Group Company; and/or

23.2.6	require the Executive to comply with any other reasonable conditions imposed by any Group Company.

The Executive will continue to be bound by all obligations (whether express or implied) owed to the Company under the terms of the Agreement or as an employee of the Company.

23.3
The Executive will not, without the prior written consent of the General Counsel, be employed by or provide services to any other person, firm or organisation whether paid or unpaid save as previously permitted during the notice period.

24	TERMINATION AND RETURN OF COMPANY PROPERTY

24.1	The Executive agrees that:

24.1.1
The termination of his employment as Chief Executive Officer of the Company for any reason and whether or not in accordance with the terms of this Agreement will automatically constitute his resignation as a director of the Company and of the Parent and from such offices held by him in any Group Company without claim for compensation and that he shall at the Company’s request take any action that the Company deems appropriate to document his resignation from such offices; and

24.1.2
on the termination of this Agreement he shall immediately deliver to the Company all credit cards, keys, computer media and other property, in whatever form, of or relating to the business of any Group Company which may be in his possession or under his power or control.

24.2
If the Executive fails to comply with clause 24.1.1 above the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

24.3	The Executive shall not, without the consent of the Company at any time after the termination of this Agreement represent himself still to be connected with any Group Company.

25	RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against any Group Company in respect of the termination of his employment under this Agreement.

26	RESTRICTIONS AFTER EMPLOYMENT

26.1	Definitions

In this clause the following words shall have the following meanings:

“Area”

the area constituting the market of any Relevant Group Company for the Services and the Products in the period of 12 months prior to the Termination Date and with which area the Executive was materially concerned at any time during the said period of 12 months;

“Customer”

any Person to whom any Relevant Group Company supplied the Services and the Products for business use during the 12 months preceding the Termination Date and with whom at any time during such period the Executive was materially concerned or had personal contact in the course of his employment;

“Key Employee”

any person who immediately prior to the Termination Date was an employee or consultant of any Relevant Group Company occupying a senior or managerial position who was likely to be:

in possession of confidential information belonging to any Relevant Group Company; or

able to influence the customer relationships or trade connections of any Relevant Group Company,

with whom the Executive worked closely at any time during the period of 12 months prior to the Termination Date;

“Person”

includes any company, firm, organisation or other entity;

“Products”

products which are competitive with those supplied by any Relevant Group Company in the 12 months prior to the Termination Date and with the supply of which the Executive was materially concerned at any time during the said 12 month period;

“Prospective Customer”

any Person with whom any Relevant Group Company had negotiations or discussions regarding the possible supply of the Services and or the Products for business use during the 12 months immediately preceding the Termination Date and with whom at any time during such period the Executive was materially concerned or had personal contact in the course of his employment;

“Relevant Group Company”

any Group Company (and, if applicable, its predecessors in business) for which the Executive performed services or in which he held office at any time during the 12 months prior to the Termination Date;

“Services”

services which are competitive with those supplied by any Relevant Group Company in the 12 months prior to the Termination Date and with the supply of which the Executive was materially concerned at any time during the said 12 month period;

“Supplier”

any Person who was a supplier of services or goods to the Relevant Group Company in connection with business use for the operation of the business (as opposed to the administrative support of such operation) in the 12 months prior to the Termination Date and with which the Executive was materially concerned or had personal contact at any time during the said 12 month period; and

“Termination Date”

the date on which the employment terminates.

26.2	The Executive covenants to the Company (for itself and as trustee for each Group Company) that:

26.2.1	Non-competition

the Executive shall not for a period of 12 months from the Termination Date in the Area and in competition with any Relevant Group Company directly or indirectly be engaged, interested or concerned:

(a)	in any business which provides the Products and the Services; and

(b)	with the supply of the Products and the Services to any Customer or Prospective Customer.

For this purpose, the Executive is concerned in a business if:

(i)	he carries it on as principal or agent; or

(ii)	he is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business; or

(iii)	subject to clause 14 above, he has any direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business.

26.2.2	Non-solicitation

the Executive shall not for a period of 12 months from the Termination Date and in competition with any Relevant Group Company directly or indirectly:

(a)	canvass or solicit business from, approach or endeavour to entice away any Customer or Prospective Customer in respect of the supply of the Products and the Services;

(b)	seek to do business or deal with any Customer or Prospective Customer in the Area in respect of the supply of the Products and the Services;

(c)	canvass or solicit business from, make an approach to or endeavour to entice away any Supplier of any Relevant Group Company;

(d)	accept employment with or act as consultant for any Customer or Prospective Customer.

26.2.3	Non-poaching

the Executive shall not for a period of 12 months after the Termination Date solicit the employment or engagement of any Key Employee in a business which is in competition with any Relevant Group Company (whether or not such person would breach their contract of employment or engagement by reason of their leaving the service of the business in which they work).

26.3
The restrictions in this clause are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is invalid. If any of the restrictions are void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

26.4	The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Relevant Group Company.

26.5
If the Executive is suspended from work under the provisions of clause 23.1 or sent on Garden Leave under clause 23.2, the Company may, at its sole discretion, agree that the period of time during which the non-competition restriction contained in clause 26.2.1 is enforceable, starts to run from the date of the suspension or date when the Executive was sent on Garden Leave, and not from the Termination Date.

26.6
The Executive acknowledges that each and every restriction contained within this clause is intended by the parties to apply after the Termination Date whether termination is lawful or otherwise. The restrictions, which are acknowledged to be ancillary in nature, will apply even where the termination results from a breach of a provision within this Agreement.

26.7
The Executive will (at the request and cost of the Company) enter into a direct agreement with any Group Company under which he will accept restrictions corresponding to the restrictions contained in this clause (or such as will be appropriate in the circumstances) in relation to such Group Company.

27	SEVERABILITY

If any of the provisions of this Agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Company and the Executive hereby undertake to use all reasonable endeavours to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as were intended or contemplated by the original provision.

28	THIRD PARTIES

28.1	Any Group Company shall have the right to enforce the provisions of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

28.2
Save as provided in clause 28.1 above, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any provision of this Agreement.

29	NOTICES

29.1
Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or overnight courier or by facsimile to the party due to receive such notice, in the case of the Company, to: Virgin Media Limited, Media House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP and marked for the attention of the Chief People Officer with a copy to the General Counsel at the same address and, in the case of the Executive, such address as he may have notified to the Company in accordance with this clause or such address as may be included in the Group’s payroll system.

29.2
Any notice delivered personally or by overnight courier shall be deemed to be received when delivered to the address provided in this Agreement and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile shall be deemed to have been received on receipt by the sender of confirmation in the transmission report that the facsimile had been sent.

30	STATUTORY INFORMATION

Schedule 2 to this Agreement sets out information required to be given to the Executive by the Employment Rights Act 1996.

31	MISCELLANEOUS

31.1	This Agreement is governed by and shall be construed in accordance with the laws of England and Wales.

31.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts.

31.3
This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).

31.4
This Agreement may be executed by counterparts, which together shall constitute one agreement. Either party may enter into this Agreement, by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart of a signature page by facsimile shall take effect as delivery of an executed counterpart of this Agreement provided that the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.

32	CHANGES TO TERMS AND CONDITIONS

The Company reserves the right to amend the Executive’s terms set out within this Agreement and policies from time to time. The Executive will be given not less than four weeks notice of any such change. The Executive will be deemed to have accepted these changes should the Company have received no objection before the end of the four week period.

SCHEDULE 1

Performance Based Restricted Stock Award

The Executive shall be granted 375,000 shares of restricted stock of the Parent (“Shares”) subject to performance conditions to be determined by the Compensation Committee.

The Shares shall vest as follows:

1.	187,500 of the Shares will vest in March 2010 provided that the Compensation Committee determines that the Executive has achieved the objectives set by the Compensation Committee.

2.	187,500 of the Shares will vest in March 2012 provided that the Compensation Committee determines that a three year cashflow target has been achieved.

The grant of the Shares is subject to the terms and conditions of a Restricted Stock Agreement to be executed between the Parent and the Executive, Virgin Media Inc.’s 2006 Stock Incentive Plan and Virgin Media’s Insider Trading Policy as amended from time to time.

SCHEDULE 2

Statement of Particulars Pursuant to the Employment Rights Act 1996

1
The Executive’s period of continuous employment commenced on 26 September 2005. A period of employment with a previous employer does count as part of the Executive’s continuous employment with the Company.

2	The Executive will be contracted into the Second State Pension unless the Executive opts to contract out.

3
The Company’s policies and procedures on disciplinary and grievance matters are available on the Company’s intranet and/or from HR (insofar as they are not varied by this Agreement). The policies constitute Company guidelines and do not form any part of the Service Agreement. Any grievance which the Executive wishes to exercise should be raised in writing with the General Counsel unless the grievance involves the General Counsel in which case the grievance should be raised in writing in the first instance with the Chief People Officer. Any disciplinary action taken by the Company will be dealt with by the General Counsel or such other person as may be directed by the Chief People Officer. The Company reserves the right to substitute persons at a senior level within the Company to conduct any aspect of the disciplinary or grievance procedure should it be appropriate. If the Executive is dissatisfied with any disciplinary decision or any decision to dismiss him, he can within five (5) working days of that decision appeal to the Company (unless the Executive is notified in any separate communication of the person to whom he may appeal) whose decision shall be final and binding.

4
The Executive may be required to work overseas for periods when reasonably required. In such circumstances, the terms of the International Assignment Policy will apply which is available from the Company upon request.

5	The Company is not a party to any collective agreement which affects the Executive’s employment.

SCHEDULE 3

Certificate of Compliance

I have read and understand the Code of Conduct and have complied and will continue to comply with it (together with any other Codes or policies that may apply to my role from time to time, including without limitation, the Code of Ethics). I have not acted in any way contrary to the best interests of the Company. Any exceptions to the Code of Conduct (and any other policies) and disclosures required by the Code and such policies are set forth below:

I will promptly report the details of any future non-compliance with the above-mentioned Code (and any associated policies) to my immediate manager so that its extent and significance can be considered.

Dated:

Signed:  /s/ Neil Berkett

Neil Berkett

SCHEDULE 4

Certain Definitions

1.	A “Change in Control” shall be deemed to occur if the event set forth in any one of the following paragraphs shall have occurred:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent) representing 30% or more of the combined voting power of the Parent’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of Paragraph (iii) below; or

(ii)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of the Parent (“Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Parent) whose appointment or election by the Board or nomination for election by the Parent’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)
there is consummated a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Parent or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no Person is or becomes the Beneficial Owner, directory or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent) representing 30% or more of the combined voting power of the Parent’s then outstanding securities; or

(iv)
the stockholders of the Parent approve a plan of complete liquidation or dissolution of the Parent or there is consummated an agreement for the sale or disposition by the Parent of all or substantially all of the Parent’s assets, other than a sale or disposition by the Parent of all substantially all of the Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Parent immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions.

2.
“Termination Without Cause” means a termination of the Executive’s employment during the employment term other than for Cause. Notwithstanding anything to the contrary in this Agreement, the Company may assign the Executive’s employment to Virgin Media Inc. (or its successor) or another Group Company reasonably comparable or superior to the Company within the overall corporate structure and such assignment will not constitute termination of employment hereunder and the Executive agrees to execute any and all documents necessary or reasonable to accomplish the foregoing.

For purposes of this Schedule 4:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934.

“Cause” means all of the events described in clause 24.2 of the Agreement.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such terms shall not include (i) the Parent or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

IN WITNESS whereof this document has been executed and delivered on the date first before written.

SIGNED and DELIVERED as a DEED by VIRGIN MEDIA LIMITED acting by in the presence of:-	) ) ) ) ) )	/s/ Robert Gale Director/Authorised Attorney

Signed	/s/ Sarah Cox

Name	Sarah Cox

Address	[Intentionally Deleted]

Occupation	Personal Assistant

Signed as a Deed by Neil Berkett in the presence of: /s/ Neil Berkett
Witness signature: /s/ Fiona Hillman
Name: Fiona Hillman
Address: [Intentionally Deleted]

Occupation: Personal Assistant